AXP(R)
  New
    Dimensions(R)
             Fund

                                                                   Annual Report
                                                            for the Period Ended
                                                                   July 31, 2003

AXP New Dimensions Fund seeks to provide shareholders with long-term growth of capital.

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(logo)                                                                  (logo)
American                                                                AMERICAN
   Express(R)                                                            EXPRESS
 Funds                                                                  (R)
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Table of Contents

Fund Snapshot                                       3

Questions & Answers
   with Portfolio Management                        4

The Fund's Long-term Performance                    8

Investments in Securities                           9

Financial Statements (Portfolio)                   12

Notes to Financial Statements (Portfolio)          15

Independent Auditors' Report (Portfolio)           19

Financial Statements (Fund)                        20

Notes to Financial Statements (Fund)               23

Independent Auditors' Report (Fund)                31

Federal Income Tax Information                     32

Board Members and Officers                         33

(logo) Dalbar

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Fund Snapshot

                               AS OF JULY 31, 2003

PORTFOLIO MANAGER

Portfolio manager                                 Gordon Fines
Since                                                     1/91
Years in industry                                           36

FUND OBJECTIVE

For investors seeking long-term growth of capital.

Inception dates
A: 8/1/68            B: 3/20/95       C: 6/26/00     Y: 3/20/95

Ticker symbols
A: INNDX             B: INDBX         C: ANDCX       Y: IDNYX

Total net assets                               $16.846 billion

Number of holdings                                         108

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

         STYLE
VALUE    BLEND    GROWTH
                    X      LARGE
                           MEDIUM   SIZE
                           SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

(pie chart)

Consumer discretionary 20.1%
Technology 17.0%
Financials 15.8%
Health care 13.8%
Industrials 12.1%
Energy 6.9%
Consumer staples 4.9%
Short-term securities 3.3%
Utilities 2.1%
Telecommunications 1.0%
Other 1.5%

TOP TEN HOLDINGS

Percentage of portfolio assets

Bank of America (Banks and savings & loans)         4.0%
Wal-Mart Stores (Retail -- general)                 4.0
Microsoft (Computer software & services)            3.7
Amgen (Health care products)                        3.5
Viacom Cl B (Leisure time & entertainment)          3.4
Citigroup (Finance companies)                       3.3
3M (Multi-industry)                                 2.9
UnitedHealth Group (Health care services)           2.8
Pfizer (Health care products)                       2.5
Target (Retail -- general)                          2.4

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stock prices of established companies that pay dividends may be less volatile than the stock market as a whole. There are special risk considerations associated with international investing related to market, currency, economic, political and other factors.

Fund holdings are subject to change.

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3   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Questions & Answers
              WITH PORTFOLIO MANAGEMENT

Q:   How did AXP New Dimensions Fund perform for fiscal year 2003?

A: AXP New Dimensions Fund's Class A shares (excluding sales charge) gained 9.47% for the 12 months ended July 31, 2003, outperforming the 8.97% return of Lipper Large-Cap Growth Funds Index, representing the Fund's peer group. The S&P 500 Index increased 10.64% over the same period.

Q: What factors most significantly affected Fund performance during the annual period?

A: Effective stock selection helped the Fund outpace its peer group for the 2003 fiscal year. For example, WalMart, Citigroup and Bank of America were strong performers for the year overall. Johnson & Johnson and 3M held up well during the first half; Amgen and Target were among the Fund's best performers during the second half. The portfolio's conservative stance, including an emphasis on consumer cyclical companies, also helped performance during most of the annual period. However, when the equity market rose sharply in the autumn and again in the second calendar quarter, the Fund's relatively conservative stocks did not rally as much as more aggressive, smaller companies. The Fund was also underweighted in the strongly performing information technology sector relative to the S&P 500 Index. Thus, the Fund underperformed its benchmark index.

     The equity market was exceptionally volatile during fiscal year 2003. During the summer, stock markets reached four-year lows, depressing stocks of every style and capitalization, including large-cap growth stocks. October and November marked a vigorous market rally, led by the most beaten-up sectors of the past three years, including

                             PERFORMANCE COMPARISON
                       For the period ended July 31, 2003
12%                                 (bar 2)
         (bar 1)                    +10.64%
10%      +9.47%                                             (bar 3)
                                                             +8.97%
 8%

 6%

 4%

 2%

 0%

(bar 1) AXP New Dimensions Fund Class A (excluding sales charge)
(bar 2) S&P 500 Index (unmanaged)
(bar 3) Lipper Large-Cap Growth Funds Index

(see "The Fund's Long-term Performance" for Index descriptions)

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Questions & Answers

(being callout quote)> We will continue to look for dividend-paying stocks of companies that can maintain earnings growth through varying market cycles.(end callout quote)

     telecommunications and technology. After starting the new year on a positive note, the equity market then began a sustained decline, as fears surrounding the likely war with Iraq heightened and economic activity subsequently slowed. By the beginning of March, the market rallied as investors grew optimistic about a military victory.

     The second calendar quarter marked the largest single quarterly gain for the S&P 500 Index in nearly five years. A significant number of corporate earnings announcements met or exceeded expectations, and earnings estimates were revised upward. Furthermore, the low interest rate environment and declining yields on bond investments drew more attention to equities, as investors sought higher returns. The case for

AVERAGE ANNUAL TOTAL RETURNS

as of July 31, 2003
                             Class A              Class B                      Class C                 Class Y
(Inception dates)           (8/1/68)             (3/20/95)                    (6/26/00)               (3/20/95)
                        NAV(1)     POP(2)    NAV(1)   After CDSC(3)    NAV(1)    After CDSC(4)   NAV(5)    POP(5)
1 year                  +9.47%     +3.18%    +8.63%      +4.63%         +8.59%       +8.59%       +9.64%    +9.64%
5 years                 +0.14%     -1.04%    -0.62%      -0.78%          N/A          N/A         +0.29%    +0.29%
10 years                +9.89%     +9.24%      N/A         N/A           N/A          N/A          N/A       N/A
Since inception           N/A        N/A     +9.58%      +9.58%        -12.56%      -12.56%      +10.58%   +10.58%

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

Past performance is no guarantee of future results. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost. The performance shown for each class of shares will vary due to differences in sales charges and fees. Short term performance may be higher or lower than the figures shown. Visit americanexpress.com/funds for current information.

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5   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Questions & Answers

     owning equities was additionally strengthened by a $350 billion U.S. tax cut, an accommodative Federal Reserve Board, and a declining dollar that benefited U.S. companies distributing products and services overseas. Finally, while the transition to democracy in Iraq is by no means at an end, the conclusion of active military operations provided the equity markets with a degree of geopolitical stability not seen for some time. July was a relatively neutral month for the marketplace, with the S&P 500 Index rising a modest 1.76%.

     Among the Fund's specific stock disappointments were Microsoft and Viacom. Microsoft was a top performer during the first half of the fiscal year, but experienced a slowdown in growth during the second half along with much of the personal computer industry. Entertainment company Viacom lost ground primarily due to a slowdown in advertising spending. However, we continued to hold both of these companies in the Fund's portfolio, as each is clearly a leader in its respective industry, and we are optimistic about their prospects going forward. Lockheed Martin in the defense industry was another disappointment, as the high level of government spending anticipated by many was not fully realized. We reduced the Fund's holding in this stock.

Q: What changes did you make to the portfolio and how is it currently positioned?

A: The Fund has historically had a low turnover rate compared to many of its large-cap growth peers, and we upheld this tradition in fiscal year 2003. Indeed, for most of the fiscal year, the bulk of the Fund's assets remained relatively constant. However, we slightly increased our positions in the energy sector in anticipation of improving stock prices. Within the healthcare sector, we shifted away from hospitals and distribution companies toward a focus on biotechnology and medical device companies. For example, we eliminated the Fund's position in HCA, the nation's largest hospital chain, and bought Amgen, a leading biotechnology company in the fight against cancer. We also added Genzyme and Stryker to the portfolio.

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6   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Questions & Answers

     Genzyme is a biotechnology company focused on rare genetic disorders, renal disease and osteoarthritis. Stryker is a surgical and medical device manufacturer.

     In June, we repositioned the Fund a bit, shifting the portfolio's stance to take advantage of the less risk-averse market environment. We moderately increased the Fund's weighting in the technology sector, with a focus on software-related companies. We also reduced the Fund's weighting in the more defensive consumer staples sector, by cutting back on such positions as Procter & Gamble and eliminating Budweiser. We then redeployed those assets into industrial-related and business services companies that we believe may benefit from the eventual upturn in the economy. One such addition to the portfolio was Caterpillar, the manufacturer of construction, agricultural, mining and forestry machinery.

Q:   How do you intend to manage the Fund in the coming months?

A: We are optimistic about the equity market going forward. A great deal of fiscal and monetary stimulus is currently in the pipeline, including low interest rates, tax cuts and dividend and capital gains tax reform. Such stimulus should help boost economic growth in the months ahead. What is missing so far is job growth, which is key to improving consumer confidence and consumer spending. Also, capital spending remains flat, as businesses remain reluctant to hire or invest aggressively.

     Our focus will remain on seeking long-term growth of capital. We will continue to broadly diversify the Fund's holdings, looking for large-cap opportunities that display good fundamentals and a better-than-average potential for growth. We will also continue to look for dividend-paying stocks of companies that can maintain earnings growth through varying market cycles.

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7   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

The Fund's Long-term Performance

This chart illustrates the total value of an assumed $10,000 investment in AXP New Dimensions Fund Class A shares (from 8/1/93 to 7/31/03) as compared to the performance of two widely cited performance indices, the Standard & Poor's 500 Index (S&P 500 Index) and the Lipper Large-Cap Growth Funds Index. In comparing the Fund's Class A shares to these indices, you should take into account the fact that the Fund's performance reflects the maximum sales charge of 5.75%, while such charges are not reflected in the performance of the indices. Returns for the Fund include the reinvestment of any distribution paid during each period.

Past performance is no guarantee of future results. Your investment and return values fluctuate so that your shares, when redeemed, may be worth more or less than the original cost. Returns do not reflect taxes payable on distributions and redemptions. Also see "Past Performance" in the Fund's current prospectus.

(line chart)
                   VALUE OF A HYPOTHETICAL $10,000 INVESTMENT
                           IN AXP NEW DIMENSIONS FUND

AXP New Dimensions
  Fund Class A          $ 9,425   $ 9,857   $12,349   $14,390   $20,694   $24,044   $28,862   $35,546   $28,046  $22,117   $24,211
S&P 500 Index(1)        $10,000   $10,516   $13,262   $15,460   $23,521   $28,056   $33,723   $36,748   $31,482  $24,043   $26,601
Lipper Large-Cap
  Growth Funds Index(2) $10,000   $10,486   $13,507   $15,045   $22,277   $26,768   $32,906   $40,165   $26,348  $18,976   $20,678

                           '93       '94       '95       '96      '97       '98       '99       '00       '01       '02      '03

(1) S&P 500 Index, an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees. However, the S&P 500 companies may be generally larger than those in which the Fund invests.

(2) The Lipper Large-Cap Growth Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

                          Average Annual Total Returns
                  Class A with Sales Charge as of July 31, 2003
1 year                                                                +3.18%
5 years                                                               -1.04%
10 years                                                              +9.24%

             Results for other share classes can be found on page 5.

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8   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Investments in Securities

Growth Trends Portfolio
July 31, 2003

(Percentages represent value of investments compared to net assets)

Common stocks (97.0%)
Issuer                                  Shares                     Value(a)

Aerospace & defense (0.5%)
Lockheed Martin                         100,000                   $5,234,000
United Technologies                   1,000,000                   75,230,000
Total                                                             80,464,000

Airlines (1.3%)
Southwest Airlines                   13,300,000                  218,253,000

Banks and savings & loans (5.8%)
Bank of America                       8,200,000                  677,074,000
Wells Fargo                           6,000,000                  303,180,000
Total                                                            980,254,000

Beverages & tobacco (3.9%)
Altria Group                          9,000,000                  360,090,000
Anheuser-Busch                        2,000,000                  103,640,000
PepsiCo                               4,100,000                  188,887,000
Total                                                            652,617,000

Broker dealers (0.6%)
Morgan Stanley                        2,200,000                  104,368,000

Cellular telecommunications (0.5%)
Vodafone Group ADR                    4,500,000(c)                85,410,000

Chemicals (0.6%)
Air Products & Chemicals              2,000,000                   92,960,000

Computer hardware (3.7%)
Cisco Systems                        12,000,000(b)               234,240,000
Dell                                  9,200,000(b)               309,856,000
Hewlett-Packard                       3,820,000                   80,869,400
Total                                                            624,965,400

Computer software & services (8.8%)
Electronic Arts                         200,000(b)                16,800,000
Intl Business Machines                2,990,000                  242,937,500
Microsoft                            24,000,000                  633,600,000
Oracle                                8,000,000(b)                96,000,000
Paychex                               2,000,000                   65,060,000
State Street                          4,000,000                  183,600,000
Symantec                              1,800,000(b)                84,186,000
VERITAS Software                      5,000,000(b)               154,000,000
Total                                                          1,476,183,500

Electronics (4.5%)
Analog Devices                        1,200,000(b)                45,540,000
Applied Materials                     7,500,000(b)               146,250,000
Intel                                11,000,000                  274,450,000
Maxim Integrated Products             2,600,000                  101,608,000
Texas Instruments                    10,000,000                  188,700,000
Total                                                            756,548,000

Energy (5.6%)
Burlington Resources                  1,000,000                   46,170,000
ChevronTexaco                         5,500,000                  396,605,000
ConocoPhillips                        4,000,000                  209,360,000
Exxon Mobil                           8,000,000                  284,640,000
Total                                                            936,775,000

Energy equipment & services (1.4%)
Schlumberger                          4,300,000                  193,801,000
Weatherford Intl                      1,000,000(b)                36,270,000
Total                                                            230,071,000

Finance companies (3.3%)
Citigroup                            12,500,000                  560,000,000

Financial services (3.1%)
Fannie Mae                            1,000,000                   64,040,000
MBNA                                  4,000,000                   89,160,000
SLM                                   9,000,000                  373,140,000
Total                                                            526,340,000

Health care products (11.2%)
Amgen                                 8,500,000(b)               591,430,000
Forest Laboratories                   1,800,000(b)                86,184,000
Genzyme-General Division              1,000,000(b)                50,440,000
Johnson & Johnson                     5,000,000                  258,950,000
Medtronic                             7,000,000                  360,500,000
Pfizer                               12,500,000                  417,000,000
Stryker                                 700,000                   53,564,000
Teva Pharmaceutical Inds ADR            800,000(c)                45,872,000
Total                                                          1,863,940,000

Health care services (2.8%)
UnitedHealth Group                    9,000,000                  468,810,000

See accompanying notes to investments in securities.
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9   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Issuer                                  Shares                     Value(a)

Household products (1.0%)
Procter & Gamble                      2,000,000                 $175,740,000

Indexes (1.5%)
Nasdaq-100 Index Tracking             8,000,000(b)               254,240,000

Industrial transportation (1.2%)
Union Pacific                         2,500,000                  152,350,000
United Parcel Service Cl B              700,000                   44,156,000
Total                                                            196,506,000

Insurance (3.0%)
American Intl Group                   4,000,000                  256,800,000
Marsh & McLennan                      5,000,000                  248,100,000
Total                                                            504,900,000

Leisure time & entertainment (3.4%)
Viacom Cl B                          13,100,000(b)               570,112,000

Lodging & gaming (2.2%)
Intl Game Technology                  6,800,000                  173,060,000
Marriott Intl Cl A                    5,000,000                  205,500,000
Total                                                            378,560,000

Machinery (3.5%)
Caterpillar                           5,664,800                  382,204,056
Illinois Tool Works                   3,000,000                  208,950,000
Total                                                            591,154,056

Media (5.1%)
Cendant                               9,000,000(b)               161,550,000
eBay                                  1,800,000(b)               192,960,000
Gannett                               2,000,000                  153,660,000
InterActiveCorp                       8,700,000(b)               351,759,000
Total                                                            859,929,000

Metals (0.6%)
Nucor                                 2,000,000                   98,640,000

Multi-industry (5.7%)
3M                                    3,500,000                  490,700,000
General Electric                     14,000,000                  398,160,000
Tyco Intl                             4,000,000(c)                74,400,000
Total                                                            963,260,000

Paper & packaging (0.3%)
Intl Paper                            1,500,000                   58,680,000

Restaurants (0.8%)
McDonald's                            6,000,000                  138,060,000

Retail -- general (8.6%)
Best Buy                              2,400,000(b)               104,760,000
Costco Wholesale                      3,000,000(b)               111,150,000
Home Depot                            4,000,000                  124,800,000
Target                               10,700,000                  410,024,000
Wal-Mart Stores                      12,000,000                  670,920,000
Williams-Sonoma                       1,000,000(b)                28,250,000
Total                                                          1,449,904,000

Utilities -- electric (2.1%)
Dominion Resources                    6,000,000                  360,600,000

Utilities -- telephone (0.5%)
Verizon Communications                2,500,000                   87,150,000

Total common stocks
(Cost: $14,308,655,782)                                      $16,345,393,956

Short-term securities (3.4%)
Issuer            Coupon                     Principal             Value(a)
                   rate                       amount

U.S. government agencies (0.7%)
Federal Home Loan Bank Disc Nt
     09-26-03           1.02%            $50,000,000             $49,916,601
Federal Natl Mtge Assn Disc Nts
     08-06-03           1.16              48,100,000              48,091,693
     08-20-03           0.96              25,000,000              24,988,248
Total                                                            122,996,542

Commercial paper (2.6%)
AEGON Funding
     10-15-03           1.03              17,400,000(d)           17,361,797
Amsterdam Funding
     08-08-03           1.05              12,500,000(d)           12,497,084
Barton Capital
     08-14-03           1.03               6,600,000(d)            6,597,356
CAFCO LLC
     08-25-03           1.03              18,600,000(d)           18,586,695
     09-09-03           1.04              25,000,000(d)           24,971,112
Charta LLC
     09-18-03           1.07              10,700,000(d)           10,684,417
Ciesco LLC
     09-03-03           1.04              10,500,000              10,489,687
Corporate Receivables
     08-01-03           0.94              11,600,000(d)           11,599,697
Credit Agricole Indosuez Yankee
     08-05-03           1.02              20,700,000              20,697,068
CXC
     08-07-03           0.98              22,800,000(d)           22,795,655

See accompanying notes to investments in securities.
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10   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Issuer            Coupon                     Principal             Value(a)
                   rate                       amount

Commercial paper (cont.)
Danske
     08-13-03           1.05%            $28,000,000             $27,989,385
Delaware Funding
     08-14-03           1.03               3,089,000(d)            3,087,763
Dexia Bank (Delaware) LLC
     08-22-03           1.05              17,400,000              17,388,835
Edison Asset Securitization
     10-09-03           1.03              17,644,000(d)           17,608,320
Fairway Finance
     08-15-03           1.04              15,679,000(d)           15,672,206
     08-22-03           1.04              14,400,000(d)           14,390,848
Falcon Asset Securitization
     08-29-03           1.07              17,358,000(d)           17,343,038
Galaxy Funding
     08-05-03           1.06              18,000,000(d)           17,997,350
Greyhawk Funding
     09-04-03           1.03              12,500,000(d)           12,487,482
Northern Rock
     08-04-03           1.23               7,000,000(d)            6,999,043
Old Line Funding
     09-05-03           1.04               5,400,000(d)            5,394,384
Park Avenue Receivables
     08-12-03           1.02              24,100,000(d)           24,091,805
     08-15-03           1.03               8,200,000(d)            8,196,481
Preferred Receivables Funding
     08-11-03           1.03              18,800,000(d)           18,794,083
     08-26-03           1.05               6,300,000(d)            6,295,223
Receivables Capital
     08-06-03           0.95              16,100,000(d)           16,097,451
Sigma Finance
     08-18-03           1.05              15,800,000(d)           15,791,705
     10-29-03           1.05              15,000,000(d)           14,961,000
Societe Generale North America LLC
     09-02-03           1.05              26,200,000              26,174,783
Total                                                            443,041,753

Total short-term securities
(Cost: $566,055,119)                                            $566,038,295

Total investments in securities
(Cost: $14,874,710,901)(e)                                   $16,911,432,251

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of July 31, 2003, the value of foreign securities represented 1.2% of net assets.

(d) Commercial paper sold within terms of a private placement memorandum, exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and may be sold only to dealers in that program or other "accredited investors." This security has been determined to be liquid under guidelines established by the board.

(e) At July 31, 2003, the cost of securities for federal income tax purposes was $14,881,184,324 and the aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                  $2,855,581,196
     Unrealized depreciation                                    (825,333,269)
                                                                ------------
     Net unrealized appreciation                              $2,030,247,927
                                                              --------------

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11   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
Growth Trends Portfolio

July 31, 2003
Assets
Investments in securities, at value (Note 1)*
   (identified cost $14,874,710,901)                             $16,911,432,251
Foreign currency holdings (identified cost $6,948) (Note 1)                7,022
Dividends and accrued interest receivable                             14,025,070
Receivable for investment securities sold                            112,342,417
U.S. government securities held as collateral (Note 4)               134,622,034
                                                                     -----------
Total assets                                                      17,172,428,794
                                                                  --------------
Liabilities
Disbursements in excess of cash on demand deposit                      1,246,612
Payable for investment securities purchased                           28,388,201
Payable upon return of securities loaned (Note 4)                    295,943,334
Accrued investment management services fee                               236,910
Other accrued expenses                                                   223,412
                                                                         -------
Total liabilities                                                    326,038,469
                                                                     -----------
Net assets                                                       $16,846,390,325
                                                                 ===============
* Including securities on loan, at value (Note 4)                $   291,164,377
                                                                 ---------------

See accompanying notes to financial statements.

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12   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Statement of operations
Growth Trends Portfolio

Year ended July 31, 2003
Investment income
Income:
Dividends                                                                     $  232,038,970
Interest                                                                           5,913,103
Fee income from securities lending (Note 4)                                          274,512
   Less foreign taxes withheld                                                      (148,570)
                                                                                    --------
Total income                                                                     238,078,015
                                                                                 -----------
Expenses (Note 2):
Investment management services fee                                                90,852,746
Compensation of board members                                                         69,316
Custodian fees                                                                       869,029
Audit fees                                                                            36,000
Other                                                                                284,043
                                                                                     -------
Total expenses                                                                    92,111,134
                                                                                  ----------
Investment income (loss) -- net                                                  145,966,881
                                                                                 -----------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                               (478,774,954)
   Foreign currency transactions                                                  (1,464,357)
   Options contracts written (Note 5)                                              1,213,909
                                                                                   ---------
Net realized gain (loss) on investments                                         (479,025,402)
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies          1,817,357,987
                                                                               -------------
Net gain (loss) on investments and foreign currencies                          1,338,332,585
                                                                               -------------
Net increase (decrease) in net assets resulting from operations               $1,484,299,466
                                                                              ==============

See accompanying notes to financial statements.

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13   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Statements of changes in net assets
Growth Trends Portfolio

Year ended July 31,                                                               2003                   2002
Operations
Investment income (loss) -- net                                            $   145,966,881         $   133,998,848
Net realized gain (loss) on investments                                       (479,025,402)            (78,725,757)
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies        1,817,357,987          (4,792,265,331)
                                                                             -------------          --------------
Net increase (decrease) in net assets resulting from operations              1,484,299,466          (4,736,992,240)
                                                                             -------------          --------------
Proceeds from contributions                                                    151,515,494           1,102,314,218
Fair value of withdrawals                                                   (1,647,547,388)         (3,241,842,538)
                                                                            --------------          --------------
Net contributions (withdrawals) from partners                               (1,496,031,894)         (2,139,528,320)
                                                                            --------------          --------------
Total increase (decrease) in net assets                                        (11,732,428)         (6,876,520,560)
Net assets at beginning of year                                             16,858,122,753          23,734,643,313
                                                                            --------------          --------------
Net assets at end of year                                                  $16,846,390,325         $16,858,122,753
                                                                           ===============         ===============

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
14   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Notes to Financial Statements

Growth Trends Portfolio

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Growth Trends Portfolio (the Portfolio) is a series of Growth Trust (the Trust) and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. Growth Trends Portfolio invests primarily in common stocks of companies showing potential for significant growth and operating in areas where economic or technological changes are occurring. The Declaration of Trust permits the Trustees to issue non-transferable interests in the Portfolio.

The Portfolio's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. Securities for which market quotations are not readily available are valued at fair value according to methods selected in good faith by the board. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Option transactions

To produce incremental earnings, protect gains and facilitate buying and selling of securities for investments, the Portfolio may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Portfolio also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Portfolio gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Portfolio may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Portfolio pays a premium whether or not the option is exercised. The Portfolio also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

--------------------------------------------------------------------------------
15   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Portfolio will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes, the Portfolio may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Portfolio also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Portfolio is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Portfolio each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Portfolio recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes. As of July 31, 2003, foreign currency holdings were entirely comprised of Taiwan Dollars.

The Portfolio may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Portfolio and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Portfolio is subject to the credit risk that the other party will not complete its contract obligations.

Federal taxes

For federal income tax purposes the Portfolio qualifies as a partnership and each investor in the Portfolio is treated as the owner of its proportionate share of the net assets, income, expenses and realized and unrealized gains and losses of the Portfolio. As a "pass-through" entity, the Portfolio therefore does not pay any income dividends or capital gain distributions.

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16   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium and discount using the effective interest method, is accrued daily.

2. FEES AND EXPENSES

The Trust, on behalf of the Portfolio, has an Investment Management Services Agreement with American Express Financial Corporation (AEFC) to manage its portfolio. Under this agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Portfolio's average daily net assets in reducing percentages from 0.6% to 0.48% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of AXP New Dimensions Fund to the Lipper Large-Cap Growth Funds Index. Prior to Dec. 1, 2002, the maximum adjustment was 0.12% of the Portfolio's average daily net assets after deducting 1% from the performance difference. If the performance difference was less than 1%, the adjustment was zero. On Nov. 13, 2002, shareholders approved modification of the performance incentive adjustment calculation by adjusting the performance difference intervals, while retaining the previous maximum adjustment and reducing the amount of the performance difference for which no adjustment is made to 0.50%. The effect of the modifications began Dec. 1, 2002. The adjustment increased the fee by $8,699,236 for the year ended July 31, 2003.

Under the agreement, the Trust also pays taxes, brokerage commissions and nonadvisory expenses, which include custodian fees, audit and certain legal fees, fidelity bond premiums, registration fees for units, office expenses, consultants' fees, compensation of trustees, corporate filing fees, expenses incurred in connection with lending securities of the Portfolio and any other expenses properly payable by the Trust or Portfolio and approved by the board.

The Portfolio pays custodian fees to American Express Trust Company, an affiliate of AEFC.

According to a Placement Agency Agreement, American Express Financial Advisors Inc. acts as placement agent of the Trust's units.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $3,148,724,089 and 4,655,242,662, respectively, for the year ended July 31, 2003. For the same period, the portfolio turnover rate was 20%. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $324,088 for the year ended July 31, 2003.

--------------------------------------------------------------------------------
17   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

4. LENDING OF PORTFOLIO SECURITIES

As of July 31, 2003, securities valued at $291,164,377 were on loan to brokers. For collateral, the Portfolio received $161,321,300 in cash and U.S. government securities valued at $134,622,034. Income from securities lending amounted to $274,512 for the year ended July 31, 2003. The risks to the Portfolio of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

5. OPTIONS CONTRACTS WRITTEN

Contracts and premiums associated with options contracts written are as follows:

                                        Year ended July 31, 2003
                                      Puts                    Calls
                               Contracts   Premiums   Contracts   Premiums
Balance July 31, 2002           1,000    $ 186,994      1,000  $   156,995
Opened                             --           --     10,000    1,000,000
Closed                         (1,000)    (186,994)        --           --
Expired                            --           --    (11,000)  (1,156,995)
                                -----    ---------    -------  -----------
Balance July 31, 2003              --    $      --         --  $        --
                                -----    ---------      -----  -----------

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18   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Independent Auditors' Report

THE BOARD OF TRUSTEES AND UNITHOLDERS

GROWTH TRUST

We have audited the accompanying statement of assets and liabilities, including the schedule of investments in securities, of Growth Trends Portfolio (a series of Growth Trust) as of July 31, 2003, the related statement of operations for the year then ended and the statements of changes in net assets for each of the years in the two-year period ended July 31, 2003. These financial statements are the responsibility of portfolio management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2003, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Growth Trends Portfolio as of July 31, 2003, and the results of its operations and the changes in its net assets for each of the periods stated in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Minneapolis, Minnesota

September 12, 2003

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19   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP New Dimensions Fund

July 31, 2003
Assets
Investment in Portfolio (Note 1)                                                                      $16,846,324,007
Capital shares receivable                                                                                   1,554,161
                                                                                                            ---------
Total assets                                                                                           16,847,878,168
                                                                                                       --------------
Liabilities
Capital shares payable                                                                                      1,155,716
Accrued distribution fee                                                                                      163,239
Accrued service fee                                                                                             9,467
Accrued transfer agency fee                                                                                    63,692
Accrued administrative services fee                                                                            14,782
Other accrued expenses                                                                                        509,194
                                                                                                              -------
Total liabilities                                                                                           1,916,090
                                                                                                            ---------
Net assets applicable to outstanding capital stock                                                    $16,845,962,078
                                                                                                      ===============
Represented by
Capital stock -- $.01 par value (Note 1)                                                              $     7,770,956
Additional paid-in capital                                                                             16,004,223,715
Undistributed net investment income                                                                        19,172,686
Accumulated net realized gain (loss) (Note 5)                                                          (1,221,918,813)
Unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                                   2,036,713,534
                                                                                                        -------------
Total -- representing net assets applicable to outstanding capital stock                              $16,845,962,078
                                                                                                      ===============
Net assets applicable to outstanding shares:               Class A                                    $ 9,858,532,685
                                                           Class B                                    $ 3,456,870,379
                                                           Class C                                    $    58,640,193
                                                           Class Y                                    $ 3,471,918,821
Net asset value per share of outstanding capital stock:    Class A shares        450,109,769          $         21.90
                                                           Class B shares        166,469,977          $         20.77
                                                           Class C shares          2,827,315          $         20.74
                                                           Class Y shares        157,688,507          $         22.02
                                                                                 -----------          ---------------

See accompanying notes to financial statements.

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20   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Statement of operations
AXP New Dimensions Fund

Year ended July 31, 2003
Investment income
Income:
Dividends                                                                                              $  232,038,094
Interest                                                                                                    5,912,075
Fee income from securities lending                                                                            274,511
    Less foreign taxes withheld                                                                              (148,569)
                                                                                                             --------
Total income                                                                                              238,076,111
                                                                                                          -----------
Expenses (Note 2):
Expenses allocated from Portfolio                                                                          92,110,787
Distribution fee
    Class A                                                                                                23,058,929
    Class B                                                                                                34,895,375
    Class C                                                                                                   487,807
Transfer agency fee                                                                                        27,953,542
Incremental transfer agency fee
    Class A                                                                                                 1,611,457
    Class B                                                                                                 1,396,563
    Class C                                                                                                    29,979
Service fee -- Class Y                                                                                      3,142,520
Administrative services fees and expenses                                                                   5,277,428
Compensation of board members                                                                                 139,482
Printing and postage                                                                                        2,845,629
Registration fees                                                                                               2,342
Audit fees                                                                                                     12,000
Other                                                                                                         188,961
                                                                                                              -------
Total expenses                                                                                            193,152,801
    Earnings credits on cash balances (Note 2)                                                               (212,253)
                                                                                                             --------
Total net expenses                                                                                        192,940,548
                                                                                                          -----------
Investment income (loss) -- net                                                                            45,135,563
                                                                                                           ----------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
    Security transactions                                                                                (478,773,091)
    Foreign currency transactions                                                                          (1,464,352)
    Options contracts written                                                                               1,213,905
                                                                                                            ---------
Net realized gain (loss) on investments                                                                  (479,023,538)
Net change in unrealized appreciation (depreciation) on investments
    and on translation of assets and liabilities in foreign currencies                                  1,817,350,639
                                                                                                        -------------
Net gain (loss) on investments and foreign currencies                                                   1,338,327,101
                                                                                                        -------------
Net increase (decrease) in net assets resulting from operations                                        $1,383,462,664
                                                                                                       ==============

See accompanying notes to financial statements.

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21   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Statements of changes in net assets
AXP New Dimensions Fund

Year ended July 31,                                                               2003                         2002
Operations and distributions
Investment income (loss) -- net                                            $    45,135,563             $    11,088,460
Net realized gain (loss) on investments                                       (479,023,538)                (78,716,798)
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies        1,817,350,639              (4,792,258,031)
                                                                             -------------              --------------
Net increase (decrease) in net assets resulting from operations              1,383,462,664              (4,859,886,369)
                                                                             -------------              --------------
Distributions to shareholders from:
   Net investment income
     Class A                                                                   (15,823,968)                 (6,092,513)
     Class B                                                                            --                  (2,401,369)
     Class C                                                                            --                     (18,358)
     Class Y                                                                    (8,674,557)                 (2,048,495)
   Tax return of capital
     Class A                                                                            --                  (2,538,856)
     Class B                                                                            --                  (1,003,750)
     Class C                                                                            --                      (7,646)
     Class Y                                                                            --                    (854,555)
                                                                               -----------                 -----------
Total distributions                                                            (24,498,525)                (14,965,542)
                                                                               -----------                 -----------
Capital share transactions (Note 3)
Proceeds from sales
   Class A shares (Note 2)                                                     952,976,869               2,430,324,703
   Class B shares                                                              406,346,628                 675,994,508
   Class C shares                                                               20,596,860                  31,832,064
   Class Y shares                                                              850,965,146               1,040,580,252
Reinvestment of distributions at net asset value
   Class A shares                                                               15,366,526                   8,375,379
   Class B shares                                                                       --                   3,370,269
   Class C shares                                                                       --                      25,864
   Class Y shares                                                                8,566,223                   2,894,340
Payments for redemptions
   Class A shares                                                           (1,761,464,006)             (3,608,500,396)
   Class B shares (Note 2)                                                    (955,150,455)               (997,820,871)
   Class C shares (Note 2)                                                     (10,578,609)                 (7,489,197)
   Class Y shares                                                             (898,578,735)             (1,580,185,126)
                                                                              ------------              --------------
Increase (decrease) in net assets from capital share transactions           (1,370,953,553)             (2,000,598,211)
                                                                            --------------              --------------
Total increase (decrease) in net assets                                        (11,989,414)             (6,875,450,122)
Net assets at beginning of year                                             16,857,951,492              23,733,401,614
                                                                            --------------              --------------
Net assets at end of year                                                  $16,845,962,078             $16,857,951,492
                                                                           ===============             ===============
Undistributed net investment income                                        $    19,172,686             $            --
                                                                           ---------------             ---------------

See accompanying notes to financial statements.

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22   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Notes to Financial Statements

AXP New Dimensions Fund

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Dimensions Series, Inc. (formerly AXP New Dimensions Fund, Inc.) and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Dimensions Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The level of distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

Investment in Growth Trends Portfolio

The Fund invests all of its assets in the Growth Trends Portfolio (the Portfolio), a series of Growth Trust (the Trust), an open-end investment company that has the same objectives as the Fund. The Portfolio invests primarily in common stocks of companies showing potential for significant growth and operating in areas where economic or technological changes are occurring.

The Fund records daily its share of the Portfolio's income, expenses and realized and unrealized gains and losses. The financial statements of the Portfolio are included elsewhere in this report and should be read in conjunction with the Fund's financial statements.

The Fund records its investment in the Portfolio at the value that is equal to the Fund's proportionate ownership interest in the Portfolio's net assets. The percentage of the Portfolio owned by the Fund as of July 31, 2003, was 99.99%. Valuation of securities held by the Portfolio is discussed in Note 1 of the Portfolio's "Notes to financial statements" (included elsewhere in this report).

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

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23   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to the shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes, and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

On the statement of assets and liabilities, as a result of permanent book-to-tax differences, undistributed net investment income has been decreased by $1,464,352 and accumulated net realized loss has been decreased by $1,464,352.

The tax character of distributions paid for the years indicated is as follows:

Year ended July 31,                                   2003             2002

Class A
Distributions paid from:
      Ordinary income                              $15,823,968     $6,092,513
      Tax return of capital                                 --      2,538,856
Class B
Distributions paid from:
      Ordinary income                                       --      2,401,369
      Tax return of capital                                 --      1,003,750
Class C
Distributions paid from:
      Ordinary income                                       --         18,358
      Tax return of capital                                 --          7,646
Class Y
Distributions paid from:
      Ordinary income                                8,674,557      2,048,495
      Tax return of capital                                 --        854,555

As of July 31, 2003, the components of distributable earnings on a tax basis are as follows:

Undistributed ordinary income                                 $    19,172,686
Accumulated long-term gain (loss)                             $(1,193,208,675)
Unrealized appreciation (depreciation)                        $ 2,008,003,396

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

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24   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

2. EXPENSES AND SALES CHARGES

In addition to the expenses allocated from the Portfolio, the Fund accrues its own expenses as follows:

The Fund has an agreement with AEFC to provide administrative services. Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.05% to 0.02% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o      Class A $19.50

o      Class B $20.50

o      Class C $20.00

o      Class Y $17.50

In addition, there is an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year.

Under terms of a prior agreement that ended April 30, 2003, the Fund paid a transfer agency fee at an annual rate per shareholder account of $19 for Class A, $20 for Class B, $19.50 for Class C and $17 for Class Y.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $16,451,736 for Class A, $3,936,838 for Class B and $17,441 for Class C for the year ended July 31, 2003.

During the year ended July 31, 2003, the Fund's transfer agency fees were reduced by $212,253 as a result of earnings credits from overnight cash balances.

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25   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

3. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the years indicated are as follows:

                                                            Year ended July 31, 2003
                                             Class A        Class B        Class C        Class Y
Sold                                      46,758,227     21,445,445      1,090,406     42,498,051
Issued for reinvested distributions          792,467             --             --        441,558
Redeemed                                 (89,554,929)   (50,020,413)      (567,925)   (45,281,669)
                                         -----------    -----------       --------    -----------
Net increase (decrease)                  (42,004,235)   (28,574,968)       522,481     (2,342,060)
                                         -----------    -----------        -------     ----------

                                                           Year ended July 31, 2002
                                             Class A        Class B        Class C        Class Y
Sold                                     103,405,732     30,104,630      1,423,135     44,288,672
Issued for reinvested distributions          343,417        144,220          1,107        118,222
Redeemed                                (156,522,877)   (46,677,982)      (347,238)   (67,710,202)
                                        ------------    -----------       --------    -----------
Net increase (decrease)                  (52,773,728)   (16,429,132)     1,077,004    (23,303,308)
                                         -----------    -----------      ---------    -----------

4. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The agreement went into effect Sept. 24, 2002. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to
 $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. Prior to this agreement, the Fund had a revolving credit agreement that permitted borrowings up to $200 million with U.S. Bank, N.A. The Fund had no borrowings outstanding during the year ended July 31, 2003.

5. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $1,193,208,675 as of July 31, 2003, that will expire in 2010 through 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

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26   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

6. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended July 31,                                               2003      2002       2001       2000     1999
Net asset value, beginning of period                                      $20.04    $25.43     $36.26     $31.21   $27.59
Income from investment operations:
Net investment income (loss)                                                 .07       .05        .02        .02      .06
Net gains (losses) (both realized and unrealized)                           1.82     (5.42)     (7.37)      7.14     5.31
Total from investment operations                                            1.89     (5.37)     (7.35)      7.16     5.37
Less distributions:
Dividends from net investment income                                        (.03)     (.02)      (.01)      (.05)    (.06)
Excess distributions from net investment income                               --        --       (.01)        --       --
Distributions from realized gains                                             --        --      (3.46)     (2.06)   (1.69)
Total distributions                                                         (.03)     (.02)     (3.48)     (2.11)   (1.75)
Net asset value, end of period                                            $21.90    $20.04     $25.43     $36.26   $31.21

Ratios/supplemental data
Net assets, end of period (in millions)                                   $9,859    $9,863    $13,857    $17,777  $13,568
Ratio of expenses to average daily net assets(c)                           1.08%     1.06%      1.00%       .90%     .86%
Ratio of net investment income (loss) to average daily net assets           .42%      .19%       .12%       .19%     .24%
Portfolio turnover rate (excluding short-term securities)                    20%       27%        29%        34%      34%
Total return(e)                                                            9.47%   (21.14%)   (21.10%)    23.16%   20.04%

See accompanying notes to financial highlights.

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27   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Class B
Per share income and capital changes(a)
Fiscal period ended July 31,                                               2003      2002       2001       2000     1999
Net asset value, beginning of period                                      $19.12    $24.44     $35.22     $30.54   $27.19
Income from investment operations:
Net investment income (loss)                                                (.04)     (.14)      (.13)      (.24)    (.10)
Net gains (losses) (both realized and unrealized)                           1.69     (5.16)     (7.19)      6.98     5.14
Total from investment operations                                            1.65     (5.30)     (7.32)      6.74     5.04
Less distributions:
Dividends from net investment income                                          --      (.02)        --         --       --
Distributions from realized gains                                             --        --      (3.46)     (2.06)   (1.69)
Total distributions                                                           --      (.02)     (3.46)     (2.06)   (1.69)
Net asset value, end of period                                            $20.77    $19.12     $24.44     $35.22   $30.54

Ratios/supplemental data
Net assets, end of period (in millions)                                   $3,457    $3,728     $5,169     $6,252   $4,070
Ratio of expenses to average daily net assets(c)                           1.85%     1.83%      1.76%      1.66%    1.63%
Ratio of net investment income (loss) to average daily net assets          (.35%)    (.57%)     (.65%)     (.57%)   (.53%)
Portfolio turnover rate (excluding short-term securities)                    20%       27%        29%        34%      34%
Total return(e)                                                            8.63%   (21.71%)   (21.69%)    22.20%   19.13%

See accompanying notes to financial highlights.

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28   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended July 31,                                               2003      2002       2001       2000(b)
Net asset value, beginning of period                                      $19.10    $24.42     $35.23     $35.52
Income from investment operations:
Net investment income (loss)                                               (0.04)     (.14)      (.13)      (.01)
Net gains (losses) (both realized and unrealized)                           1.68     (5.16)     (7.19)      (.28)
Total from investment operations                                            1.64     (5.30)     (7.32)      (.29)
Less distributions:
Dividends from net investment income                                          --      (.02)      (.02)        --
Excess distributions from net investment income                               --        --       (.01)        --
Distributions from realized gains                                             --        --      (3.46)        --
Total distributions                                                           --      (.02)     (3.49)        --
Net asset value, end of period                                            $20.74    $19.10     $24.42     $35.23

Ratios/supplemental data
Net assets, end of period (in millions)                                      $59       $44        $30         $2
Ratio of expenses to average daily net assets(c)                           1.87%     1.85%      1.76%      1.66%(d)
Ratio of net investment income (loss) to average daily net assets          (.38%)    (.60%)     (.75%)     (.74%)(d)
Portfolio turnover rate (excluding short-term securities)                    20%       27%        29%        34%
Total return(e)                                                            8.59%   (21.73%)   (21.70%)     (.82%)(f)

See accompanying notes to financial highlights.

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29   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Class Y
Per share income and capital changes(a)
Fiscal period ended July 31,                                               2003      2002       2001       2000     1999
Net asset value, beginning of period                                      $20.14    $25.51     $36.33     $31.24   $27.62
Income from investment operations:
Net investment income (loss)                                                 .11       .09        .07        .05      .09
Net gains (losses) (both realized and unrealized)                           1.83     (5.44)     (7.38)       7.19    5.30
Total from investment operations                                            1.94     (5.35)     (7.31)       7.24    5.39
Less distributions:
Dividends from net investment income                                        (.06)     (.02)      (.02)      (.09)    (.08)
Excess distributions from net investment income                               --        --       (.03)        --       --
Distributions from realized gains                                             --        --      (3.46)     (2.06)   (1.69)
Total distributions                                                         (.06)     (.02)     (3.51)     (2.15)   (1.77)
Net asset value, end of period                                            $22.02    $20.14     $25.51     $36.33   $31.24

Ratios/supplemental data
Net assets, end of period (in millions)                                   $3,472    $3,222     $4,677     $6,328   $5,513
Ratio of expenses to average daily net assets(c)                            .91%      .90%       .84%       .74%     .77%
Ratio of net investment income (loss) to average daily net assets           .59%      .36%       .28%       .35%     .33%
Portfolio turnover rate (excluding short-term securities)                    20%       27%        29%        34%      34%
Total return(e)                                                            9.64%   (21.00%)   (20.97%)    23.35%   20.12%

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e)  Total return does not reflect payment of a sales charge.

(f)  Not annualized.

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30   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Independent Auditors' Report

THE BOARD AND SHAREHOLDERS

AXP DIMENSIONS SERIES, INC.

We have audited the accompanying statement of assets and liabilities of AXP New Dimensions Fund (a series of AXP Dimensions Series, Inc.) as of July 31, 2003, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended July 31, 2003, and the financial highlights for each of the years in the five-year period ended July 31, 2003. These financial statements and the financial highlights are the responsibility of fund management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AXP New Dimensions Fund as of July 31, 2003, and the results of its operations, changes in its net assets and the financial highlights for each of the periods stated in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Minneapolis, Minnesota

September 12, 2003

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31   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Federal Income Tax Information

(UNAUDITED)

The Fund is required by the Internal Revenue Code of 1986 to tell its shareholders about the tax treatment of the dividends it pays during its fiscal year. The dividends listed below are reported to you on Form 1099-DIV, Dividends and Distributions. Shareholders should consult a tax advisor on how to report distributions for state and local tax purposes.

AXP New Dimensions Fund
Fiscal year ended July 31, 2003

Class A
Income distributions -- taxable as dividend income:

     Qualified Dividend Income for individuals (effective for distributions
     made after Jan. 1, 2003)                                         0.00%
     Dividends Received Deduction for corporations                     100%

Payable date                                                      Per share
Dec. 19, 2002                                                      $0.03382

Class Y
Income distributions -- taxable as dividend income:

     Qualified Dividend Income for individuals (effective for distributions
     made after Jan. 1, 2003)                                         0.00%
     Dividends Received Deduction for corporations                     100%

Payable date                                                      Per share
Dec. 19, 2002                                                      $0.05517

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32   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Board Members and Officers

Shareholders elect a board that oversees the Fund's operations. The board appoints officers who are responsible for day-to-day business decisions based on policies set by the board.

The following is a list of the Fund's board members. Each member oversees 15 Master Trust portfolios and 83 American Express mutual funds. Board members serve until the next regular shareholders' meeting or until he or she reaches the mandatory retirement age established by the board.

Independent Board Members

Name, address, age                 Position held      Principal occupation during past      Other directorships
                                   with Fund and      five years
                                   length of service
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Arne H. Carlson                    Board member       Chair, Board Services Corporation
901 S. Marquette Ave.              since 1999         (provides administrative services
Minneapolis, MN 55402                                 to boards). Former Governor  of
Age 68                                                Minnesota
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Philip J. Carroll, Jr.             Board member       Retired Chairman and CEO,  Fluor      Scottish Power PLC, Vulcan
901 S. Marquette Ave.              since 2002         Corporation (engineering and          Materials Company, Inc.
Minneapolis, MN 55402                                 construction) since 1998              (construction
Age 65                                                                                      materials/chemicals)
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Livio D. DeSimone                  Board member       Retired Chair of the Board and        Cargill, Incorporated
30 Seventh Street East             since 2001         Chief Executive Officer, Minnesota    (commodity merchants and
Suite 3050                                            Mining and Manufacturing (3M)         processors), General Mills,
St. Paul, MN 55101-4901                                                                     Inc. (consumer foods), Vulcan
Age 69                                                                                      Materials Company (construction
                                                                                            materials/ chemicals), Milliken
                                                                                            & Company (textiles and
                                                                                            chemicals), and Nexia
                                                                                            Biotechnologies, Inc.
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Heinz F. Hutter*                   Board member       Retired President and Chief
901 S. Marquette Ave.              since 1994         Operating Officer, Cargill,
Minneapolis, MN 55402                                 Incorporated (commodity merchants
Age 74                                                and processors)
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Anne P. Jones                      Board member       Attorney and Consultant
901 S. Marquette Ave.              since 1985
Minneapolis, MN 55402
Age 68
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Stephen R. Lewis, Jr.**            Board member       Retired President and Professor of    Valmont Industries, Inc.
901 S. Marquette Ave.              since 2002         Economics, Carleton College           (manufactures irrigation
Minneapolis, MN 55402                                                                       systems)
Age 64
---------------------------------- ------------------ ------------------------------------- ---------------------------------
Alan G. Quasha                     Board member       President, Quadrant Management,       Compagnie Financiere Richemont
901 S. Marquette Ave.              since 2002         Inc. (management of private           AG (luxury goods), Harken
Minneapolis, MN 55402                                 equities)                             Energy Corporation (oil and gas
Age 53                                                                                      exploration) and SIRIT Inc.
                                                                                            (radio frequency identification
                                                                                            technology)
---------------------------------- ------------------ ------------------------------------- ---------------------------------

 * Interested person of AXP Partners International Aggressive Growth Fund and AXP Partners Aggressive Growth Fund by reason of being a security holder of J P Morgan Chase & Co., which has a 45% interest in American Century Companies, Inc., the parent company of the subadviser of two of the AXP Partners Funds, American Century Investment Management, Inc.

** Interested person of AXP Partners International Aggressive Growth Fund by reason of being a security holder of FleetBoston Financial Corporation, parent company of Liberty Wanger Asset Management, L.P., one of the fund's subadvisers.

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33   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

Independent Board Members (continued)

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Alan K. Simpson                   Board member        Former three-term United States       Biogen, Inc.
1201 Sunshine Ave.                since 1997          Senator for Wyoming                   (biopharmaceuticals)
Cody, WY 82414
Age 71
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Alison Taunton-Rigby              Board member        President, Forester Biotech since
901 S. Marquette Ave.             since 2002          2000. Former President and CEO,
Minneapolis, MN 55402                                 Aquila Biopharmaceuticals, Inc.
Age 59
--------------------------------- ------------------- ------------------------------------- ---------------------------------

Board Members Affiliated with AEFC***

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Barbara H. Fraser                 Board member        Executive Vice President -  AEFA
1546 AXP Financial Center         since 2002          Products and Corporate Marketing of
Minneapolis, MN 55474                                 AEFC since 2002. President -
Age 53                                                Travelers Check Group, American
                                                      Express Company,  2001-2002.
                                                      Management Consultant, Reuters,
                                                      2000-2001. Managing Director -
                                                      International Investments, Citibank
                                                      Global,  1999-2000. Chairman and
                                                      CEO, Citicorp Investment Services
                                                      and Citigroup Insurance Group,
                                                      U.S., 1998-1999
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Stephen W. Roszell                Board member        Senior Vice President -
50238 AXP Financial Center        since 2002, Vice    Institutional Group of AEFC
Minneapolis, MN 55474             President  since
Age 54                            2002
--------------------------------- ------------------- ------------------------------------- ---------------------------------
William F. Truscott               Board member        Senior Vice President - Chief
53600 AXP Financial Center        since 2001,  Vice   Investment Officer of AEFC since
Minneapolis, MN 55474             President  since    2001. Former Chief Investment
Age 42                            2002                Officer and Managing Director,
                                                      Zurich Scudder Investments
--------------------------------- ------------------- ------------------------------------- ---------------------------------

*** Interested person by reason of being an officer, director and/or employee of AEFC.

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34   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

The board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the board. In addition to Mr. Roszell, who is vice president, and Mr. Truscott, who is vice president, the Fund's other officers are:

Other Officers

Name, address, age                Position held       Principal occupation during past      Other directorships
                                  with Fund and       five years
                                  length of service
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Jeffrey P. Fox                    Treasurer since     Vice President - Investment
50005 AXP Financial Center        2002                Accounting, AEFC, since 2002;  Vice
Minneapolis, MN 55474                                 President - Finance, American
Age 48                                                Express Company, 2000-2002;  Vice
                                                      President - Corporate Controller,
                                                      AEFC, 1996-2000
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Paula R. Meyer                    President since     Senior Vice President and General
596 AXP Financial Center          2002                Manager - Mutual Funds, AEFC, since
Minneapolis, MN 55474                                 2002; Vice President and Managing
Age 49                                                Director - American Express Funds,
                                                      AEFC, 2000-2002; Vice President,
                                                      AEFC,  1998-2000
--------------------------------- ------------------- ------------------------------------- ---------------------------------
Leslie L. Ogg                     Vice President,     President of Board Services
901 S. Marquette Ave.             General Counsel,    Corporation
Minneapolis, MN 55402             and Secretary
Age 64                            since 1978
--------------------------------- ------------------- ------------------------------------- ---------------------------------

The SAI has additional information about the Fund's directors and is available, without charge, upon request by calling (800) 862-7919.

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35   --   AXP NEW DIMENSIONS FUND   --   2003 ANNUAL REPORT

The policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities can be found in the Fund's Statement of Additional Information (SAI) which is available (i) without charge, upon request, by calling toll-free (800) 862-7919; (ii) on the American Express Company Web site at americanexpress.com/funds; and (iii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

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(logo)
AMERICAN
   EXPRESS(R)
--------------------------------------------------------------------------------

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.